Exhibit 99.1

PRESS RELEASE
Liberty Global Announces $3.5 Billion Stock Repurchase Program

Denver, Colorado - June 11, 2013: Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announces, following the acquisition of Virgin Media Inc., the authorization of a $3.5 billion stock repurchase program and its intention to complete such repurchase program over the next two years (the “Program”). The previously announced $1 billion stock repurchase program of Liberty Global, Inc., which is now a subsidiary of the Company, is no longer applicable.

Under the Program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The Program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the Program will depend on a variety of factors, including market conditions and applicable law. The Program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The Program may be suspended or discontinued at any time.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the manner, timing and amount of purchases that the Company may make under its stock repurchase plan. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general market conditions and the trading price of Liberty Global Class A ordinary shares and Liberty Global Class C ordinary shares, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect approximately 25 million customers subscribing to over 47 million television, broadband internet and telephony services.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, a commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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